UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October 1, 2019
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-34245	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET, YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (717) 845-3601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ◻

Securities registered pursuant to Section 12(g) of the Act:

COMMON STOCK, NO PAR VALUE	YORW	The NASDAQ Global Select Market
(Title of Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

THE YORK WATER COMPANY

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure required by this item is included in Item 2.03 below and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 1, 2019, The York Water Company (the "Company") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with certain institutional investors (the "Note Purchasers") relating to the private placement of $15,000,000 aggregate principal amount of the Company’s 3.23% Senior Notes due October 1, 2040 (the "Notes"). The private placement of the Notes is exempt from registration under the Securities Act of 1933, as amended. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year. The Notes will be unsecured and unsubordinated obligations of the Company, ranking pari passu in all respects with the Company’s existing and future unsecured and unsubordinated indebtedness. The Note Purchase Agreement provides that if any subsidiary of the Company guarantees or otherwise becomes liable for the Company’s obligations under a material credit facility (as defined), the subsidiary will provide a guaranty of payment of the Notes and compliance with the Note Purchase Agreement. The net proceeds from the sale of the Notes will be used to refinance $15,000,000 aggregate principal amount of the Company’s 5.00% Monthly Senior Notes Series 2010A due October 1, 2040. The pricing of the Notes occurred on August 16, 2019 and funding occurred on October 1, 2019.

The Note Purchase Agreement includes customary covenants for note purchase agreements of this type, including, among others, covenants relating to compliance with laws, maintenance of insurance, maintenance of properties, payment of taxes, maintenance of corporate existence, maintenance of books and records, transactions with affiliates, merger and consolidation, line of business, anti-terrorism sanctions and liens. The Note Purchase Agreement also contains certain restrictive and financial covenants, specifying, among other things, that priority (secured) debt shall not exceed 10% of the plant account, funded debt shall not exceed 60% of the plant account, and payments for dividends and stock purchases shall not exceed the sum of (1) $1,500,000 plus (2) earned surplus of the Company accumulated after December 31, 1982.

The Note Purchase Agreement also contains customary events of default, including, among others, failure to pay principal and make whole amount when due at maturity or otherwise, failure to pay interest within five business days of the due date, failure to comply with certain negative covenants, failure to comply with certain other covenants within a 30-day grace period, false representations or warranties, certain cross-default events regarding indebtedness of least $5 million, certain events of bankruptcy or insolvency of the Company or any significant subsidiary, judgments for the payment of money aggregating in excess of $5 million which are not stayed or discharged, and material ERISA defaults.

The Notes are callable by the Company at any time, in whole or in part, at a price equal to the principal amount of the Notes to be prepaid, plus the make-whole amount determined for the prepayment date with respect to such principal amount.  The make-whole amount is the excess, if any, of the discounted value of the remaining scheduled payments with respect to the called principal of the Notes over the amount of such called principal, such discounted value to be determined using a discount factor equal to the yield on the U.S. Treasury obligation having a final maturity corresponding to the remaining average life of the Notes plus 50 basis points. At any time on or after April 1, 2040 the Company may, at its option, prepay all or any part of the Notes at 100% of the principal amount, together with accrued interest to the prepayment date. If a change in control (as defined) occurs, the Company must offer to prepay the Notes at par plus accrued interest, but without any make-whole amount or other premium.

The foregoing description of the Note Purchase Agreement is qualified in its entirety by reference to the Form of Note Purchase Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Form of Note Purchase Agreement dated October 1, 2019 between the Company and the purchasers listed as signatories thereto.

THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

/s/ Matthew E. Poff
Date: October 2, 2019	Matthew E. Poff
Chief Financial Officer